                                                                    Exhibit 99.2

F O R   I M M E D I A T E   R E L E A S E

                                                                   JULY 18, 2000
                                                  FOR MORE INFORMATION CONTACT:
                                                  RAY BRAUN     - (419) 247-2800
                                                  MIKE CRABTREE - (419) 247-2800

                      HEALTH CARE REIT, INC. REPORTS SECOND
                            QUARTER OPERATING RESULTS

Toledo, Ohio, July 18, 2000........HEALTH CARE REIT, INC. (NYSE/HCN) today announced operating results for the second quarter of 2000 and six months ending June 30, 2000.

Funds from operations (FFO), the generally accepted measure of operating performance for the real estate investment trust industry, totaled $19.4 million, or $0.68 per diluted share for the three months ended June 30, 2000, as compared with $19.7 million, or $0.69 per diluted share, for the same period in 1999. Revenues for the quarter increased 6 percent to $34.3 million from $32.5 million for the three months ended June 30, 1999. Net income available to common shareholders for the second quarter of 2000 totaled $14.6 million, or $0.51 per diluted share as compared with net income available to common shareholders of $15.8 million, or $0.56 per diluted share, for the same period in 1999.

For the six months ended June 30, 2000, FFO totaled $39.3 million, or $1.38 per diluted share, as compared with $38.7 million, or $1.36 per diluted share, for the same period in 1999. Revenues for the six month period increased 13 percent to $69.3 million from $61.3 million a year ago. Net income available to common shareholders for the six months ended June 30, 2000, totaled $29.3 million, or $1.03 per diluted share, as compared with net income available to common shareholders of $32.0 million, or $1.13 per diluted share, for the same period in 1999.

Separately, the Board of Directors voted to declare a dividend for the quarter ended June 30, 2000, of $0.585 per share as compared with $0.57 per share for the same period in 1999. The dividend represents the 117th consecutive dividend payment. The dividend will be payable August 21, 2000, to shareholders of record on August 1, 2000.

Dividend payments to common shareholders during the six months ended June 30, 2000, totaled $33.3 million, or $1.165 per share, as compared with dividend payments of $31.8 million, or $1.125 per share for the same period in 1999. Correspondingly, the FFO payout ratio for the six month period for 2000 was 84 percent as compared with a FFO payout ratio of 83 percent for the six months ended June 30, 1999.

During the first six months of 2000, the company completed asset sales totaling $138 million. The proceeds derived from the sales were used to meet debt maturities, satisfy unfunded commitment obligations, and pay down the company's line of credit arrangements. The asset sales contributed to a 5 percent reduction in total assets, which at June 30, 2000, totaled $1.17 billion.

At June 30, 2000, the company had a total outstanding debt balance of $442 million, and shareholders' equity of $705 million, which represents a debt to total capitalization ratio of 0.39 to 1.0. During the first six months of 2000, the company's coverage ratio of EBITDA to interest was 3.4 to 1.0.

"The combination of asset sales and operating results were consistent with our expectations and stated objectives. We are on track to complete our $200 million asset sales program," commented George L. Chapman, chairman and chief executive officer. "The success of our asset sales has generated liquidity, enhancing the company's balance sheet and financial strength. Although the divestiture program has created a modest reduction in asset size and FFO results, this strategy has effectively preserved the company's fundamental credit qualities, ensuring the certainty of interest and dividend payments. We have elected to maintain the dividend at its current level, with increases to resume once capital becomes available at costs that permit accretive investment activity. We are well positioned to pursue future investment opportunities as our industry recovers."

Interest expense for the three months ended June 30, 2000, was $8.6 million as compared with $6.7 million for the same period in 1999. During the six month period ended June 30, 2000, interest expense totaled $17.7 million as compared with $10.9 million for the same period in the prior year. The increase in the 2000 periods was primarily due to the issuance of $114 million of long-term debt during 1999 and higher average borrowings under the company's line of credit arrangements. The increase in the 2000 periods was offset by the amount of capitalized interest recorded.

The company capitalizes certain interest costs associated with funds used to finance the construction of properties owned directly by the company. The amount capitalized is based upon the borrowings outstanding during the construction period using the rate of interest which approximates the company's cost of financing. The company's interest expense is reduced by the amount capitalized. Capitalized interest for the second quarter of 2000, totaled $1.0 million as compared with $2.2 million for the same period in 1999. During the six month period ended June 30, 2000, capitalized interest totaled $2.0 million as compared with $5.1 million for the same period in 1999.

The decline in net income during the three and six month periods was related primarily to an increase in the company's provision for depreciation and the level of non-recurring revenue recognized in the comparable periods in 1999. For the three months ended June 30, 2000, the provision for depreciation totaled $5.3 million as compared with $4.5 million for the same period in 1999. The increased provision for depreciation was the result of additional investments in properties owned directly by the company. Included in net income for the second quarter of 1999 were non-recurring gains and prepayment fees of $550,000, as compared with $451,000 for the second quarter of 2000.

For the six months ended June 30, 2000, the provision for depreciation totaled $10.6 million as compared with $8 million for the same period in 1999. The increased provision for depreciation was the result of additional investments in properties owned directly by the company. Included in net income for the first half of 1999 were non-recurring gains and prepayment fees of $1.4 million, as compared with $574,000 for the first half of 2000.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests in health care facilities, primarily nursing homes and assisted living facilities. At June 30, 2000, the company had investments in 215 health care facilities in 34 states and had total assets of approximately $1.2 billion. For more information on Health Care REIT, Inc., via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code - HCN. More information is available on the Internet at http://www.hcreit.com.

                           FINANCIAL SCHEDULES FOLLOW

This document and supporting schedules may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company's actual results in the future to differ materially from expected results. These risks and uncertainties include, among others, general economic conditions, the availability of capital, competition within the financial services and real estate markets, the performance of operators within Health Care REIT's portfolio, and regulatory and other changes in the health care sector, as described in the company's filings with the Securities and Exchange Commission.

                                      #####

                             HEALTH CARE REIT, INC.
                              FINANCIAL SUPPLEMENT

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(AMOUNTS IN THOUSANDS)

                                                                                      JUNE 30
                                                                      --------------------------------------
                                                                         2000                       1999
                                                                      -----------                -----------
ASSETS
Real estate investments:
   Real property owned
     Land                                                             $    72,374                $    60,847
     Buildings & improvements                                             740,290                    636,149
     Construction in progress                                              27,462                    100,794
                                                                      -----------                -----------
                                                                          840,126                    797,790
     Less accumulated depreciation                                        (41,952)                   (27,505)
                                                                      -----------                -----------
     Total real property owned                                            798,174                    770,285

Loans receivable
     Real property loans                                                  318,259                    422,720
     Subdebt investments                                                   26,541                     21,313
                                                                      -----------                -----------
                                                                          344,800                    444,033
Less allowance for losses on loans receivable                              (6,087)                    (5,287)
                                                                      -----------                -----------
                                                                          338,713                    438,746
                                                                      -----------                -----------
     Net real estate investments                                        1,136,887                  1,209,031

Other assets:
     Equity investments                                                     5,790                      7,845
     Deferred loan expenses                                                 3,273                      3,575
     Cash and cash equivalents                                              3,022                        907
     Receivables and other assets                                          20,354                     14,155
                                                                      -----------                -----------
                                                                           32,439                     26,482
                                                                      -----------                -----------
TOTAL ASSETS                                                          $ 1,169,326                $ 1,235,513
                                                                      ===========                ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
     Borrowings under line of credit obligations                      $   122,800                $   156,600
     Senior unsecured notes                                               255,000                    290,000
     Secured debt                                                          64,882                     57,386
     Accrued expenses and other liabilities                                21,932                     24,175
                                                                      -----------                -----------
Total liabilities                                                     $   464,614                $   528,161

Shareholders' equity:
     Preferred Stock                                                      150,000                    150,000
     Common Stock                                                          28,660                     28,379
     Capital in excess of par value                                       525,980                    521,362
     Undistributed net income                                               4,956                     10,621
     Accumulated other
         comprehensive income                                                (413)                     1,213
     Unamortized restricted stock                                          (4,471)                    (4,223)
                                                                      -----------                -----------

TOTAL SHAREHOLDERS' EQUITY                                            $   704,712                $   707,352
                                                                      -----------                -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                            $ 1,169,326                $ 1,235,513
                                                                      ===========                ===========


                             HEALTH CARE REIT, INC.
                              FINANCIAL SUPPLEMENT


CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                          THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                                 JUNE 30                             JUNE 30
                                                        -------------------------           -------------------------
                                                          2000              1999              2000             1999
                                                        -------           -------           -------           -------
Revenues:
     Operating lease rents                              $22,087           $18,134           $43,718           $32,274
     Interest income                                     10,192            12,142            21,713            23,937
     Commitment fees and other income                     1,591             1,718             3,266             3,764
     Prepayment fees                                         57               475                57               658
     Gain on sale of properties                             394                75               517               703
                                                        -------           -------           -------           -------
Gross Revenues                                           34,321            32,544            69,271            61,336

Expenses:
     Interest expense                                   $ 8,581           $ 6,680           $17,682           $10,949
     Provision for depreciation                           5,311             4,451            10,574             8,006
     General and administrative                           1,930             1,872             3,830             3,546
     Loan expense                                           286               252               603               418
     Provision for losses                                   250               150               500               300
                                                        -------           -------           -------           -------
Total Expenses                                           16,358            13,405            33,189            23,219
                                                        -------           -------           -------           -------

Net Income                                               17,963            19,139            36,082            38,117

Preferred stock dividends                                 3,376             3,352             6,738             6,111
                                                        -------           -------           -------           -------

Net Income Available to
   Common Shareholders                                  $14,587           $15,787           $29,344           $32,006
                                                        =======           =======           =======           =======

Average number of common shares outstanding:
     Basic                                               28,384            28,145            28,350            28,111
     Diluted                                             28,613            28,440            28,579            28,431

Net income per share:
     Basic                                              $  0.51           $  0.56           $  1.04           $  1.14
     Diluted                                               0.51              0.56              1.03              1.13

Funds from operations                                   $19,447           $19,688           $39,344           $38,651

Funds from operations per share:
     Basic                                              $  0.69           $  0.70           $  1.39           $  1.37
     Diluted                                               0.68              0.69              1.38              1.36

Dividends per share                                     $ 0.585           $ 0.565           $ 1.165           $ 1.125



HEALTH CARE REIT, INC.
FINANCIAL SUPPLEMENT - JUNE 30, 2000

PORTFOLIO COMPOSITION ($000'S)

                                                                                                             EXHIBIT 1

BALANCE SHEET DATA                        # Properties         # Beds/Units           Balance           % Balance
                                       -------------------- ------------------- -------------------- -----------------
  Real Property                                 156               12,448            $    798,174              70%
  Loans Receivable                               59                5,911                 318,259              28%
  Subdebt Investments                          -na-                 -na-                  26,541               2%
                                       -------------------- ------------------- -------------------- -----------------
Total Investments                               215               18,359            $  1,142,974             100%

INVESTMENT DATA                           # Properties         # Beds/Units       Investment (1)         % Investment
                                       -------------------- ------------------- -------------------- -----------------
  Assisted Living Facilities                    159               10,638            $    774,988              67%
  Nursing Homes                                  48                6,719                 289,616              25%
  Specialty Care Facilities                       6                  708                  83,370               7%
  Behavioral Care                                 2                  294                   7,425               1%
                                       -------------------- ------------------- -------------------- -----------------
Real Estate Investments                         215               18,359            $  1,155,399             100%

INVESTMENT BY OWNER TYPE                  # Properties         # Beds/Units       Investment (1)       % Investment
                                       -------------------- ------------------- -------------------- -----------------
  Publicly Traded                                74                4,408            $    271,402              24%
  Key Private                                   101                9,119                 680,758              59%
  Privately Held                                 40                4,832                 203,239              17%
                                       -------------------- ------------------- -------------------- -----------------
Real Estate Investments                         215               18,359            $  1,155,399             100%

NOTE: (1) REAL ESTATE INVESTMENTS INCLUDE GROSS REAL ESTATE INVESTMENTS AND
          CREDIT ENHANCEMENTS WHICH AMOUNTED TO $1,142,974,000 AND $12,425,000, RESPECTIVELY.






REVENUE COMPOSITION ($000'S)

                                                                                                        EXHIBIT 2

                                                     Three Months Ended                     Six Months Ended
                                                        June 30, 2000                         June 30, 2000
                                              ----------------------------------      ------------------------------
REVENUE BY INVESTMENT TYPE
  Real Property                                 $      23,506            68%            $    46,409            67%
  Loans Receivable & Other                             10,211            30%                 21,733            31%
  Subdebt Investments                                     604             2%                  1,129             2%
                                              ------------------ ---------------      ----------------- -------------
  Total                                         $      34,321           100%            $    69,271           100%

REVENUE BY FACILITY TYPE
  Assisted Living Facilities                    $      23,346            68%            $    47,157            68%
  Nursing Homes                                         8,166            24%                 16,519            24%
  Specialty Care Facilities                             2,809             8%                  5,595             8%
  Behavioral Care                                           0             0%                      0             0%
                                              ------------------ ---------------      ----------------- -------------
  Total                                         $      34,321           100%            $    69,271           100%

REVENUE BY OWNER TYPE
  Publicly Traded                               $       8,133            24%            $    15,889            23%
  Key Private                                          20,727            60%                 43,106            62%
  Privately Held                                        5,461            16%                 10,276            15%
                                              ------------------ ---------------      ----------------- -------------
  Total                                         $      34,321           100%            $    69,271           100%



REVENUE COMPOSITION (CONTINUED) ($000'S)                                                            EXHIBIT 3
----------------------------------------

OPERATING LEASE EXPIRATIONS & LOAN MATURITIES

                         Current Lease          Current Interest           Interest and
       Year               Revenue (1)              Revenue (1)            Lease Revenue           % of Total
------------------- ------------------------ ------------------------ ----------------------- -------------------
       2000             $      2,241             $        312              $      2,553                2%
       2001                        0                    1,812                     1,812                1%
       2002                    1,738                    6,119                     7,857                7%
       2003                    2,770                    1,488                     4,258                3%
       2004                      410                    5,069                     5,479                4%
    Thereafter                84,950                   23,120                   108,070               83%
                    ------------------------ ------------------------ ----------------------- -------------------
      Total             $     92,109             $     37,920              $    130,029              100%

NOTES: (1) REVENUE IMPACT BY YEAR, ANNUALIZED



COMMITTED INVESTMENT BALANCES

                                                                                                             EXHIBIT 4

($000'S EXCEPT INVESTMENT PER BED/UNIT)

                                                                                 Committed Balance    Investment per

                                          # Properties         # Beds/Units             (1)              Bed/Unit
                                       -------------------- ------------------- -------------------- ------------------
  Assisted Living Facilities                    159               10,638           $     795,575       $      74,786
  Nursing Homes                                  48                6,719                 290,531              43,240
  Specialty Care Facilities                       6                  708                  83,370             117,754
  Behavioral Care                                 2                  294                   7,426              25,257
                                       -------------------- ------------------- -------------------- ------------------
  Total                                         215               18,359           $   1,176,902           -na-

NOTES: (1) COMMITTED BALANCE INCLUDES REAL ESTATE INVESTMENTS, CREDIT
           ENHANCEMENTS AND UNFUNDED COMMITMENTS FOR WHICH INITIAL FUNDING HAD COMMENCED.





OPERATOR CONCENTRATION ($000'S)

                                                                                                             EXHIBIT 5

CONCENTRATION BY INVESTMENT                          # Properties            Investment             % Investment
                                                ----------------------- ---------------------- -----------------------
  Summerville Healthcare                                   12               $   144,501                   12%
  Atria Senior Quarters                                    11                    92,320                    8%
  Life Care Centers of America, Inc.                       13                    87,773                    8%
  Alterra Healthcare                                       38                    87,177                    8%
  Merrill Gardens                                          15                    67,455                    6%
  Remaining Operators                                     126                   676,173                   58%
                                                ----------------------- ---------------------- -----------------------
  Total                                                   215               $ 1,155,399                  100%

CONCENTRATION BY REVENUE                             # Properties          Revenue (1)               % Revenue
                                                ----------------------- ---------------------- -----------------------
  Summerville Healthcare                                   12               $     7,711                   11%
  Atria Senior Quarters                                    11                     5,391                    8%
  Alterra Healthcare                                       38                     5,169                    8%
  Olympus Healthcare Group, Inc.                            3                     4,337                    5%
  Life Care Centers of America, Inc.                       13                     4,005                    6%
  Remaining Operators                                     138                    42,658                   62%
                                                ----------------------- ---------------------- -----------------------
  Total                                                   215               $    69,271                  100%

NOTES: (1) SIX MONTHS ENDED JUNE 30, 2000

SELECTED FACILITY DATA

                                                                                                               EXHIBIT 6

                                                                                                 Coverage Data
                                                      % Payor Mix                      ----------------------------------
                                                  ------------------------------------      Before            After
                                    Census                Private           Medicare       Mgt. Fees         Mgt. Fees
                               ------------------ ------------------------------------ ------------------ ---------------
Nursing Homes                         83%                  25%                15%            1.90x            1.39x
Assisted Living Facilities            91%                 100%                 0%            1.38x            1.19x
Specialty Care Facilities             65%                  21%                30%            3.22x            2.62x
Behavioral Care                       51%                  33%                67%            3.39x            2.01x
                                                                                       ------------------ ---------------
                                                                           Weighted          1.81x            1.45x
                                                  Averages

NOTES: DATA AS OF MARCH 31, 2000

SECURITY DEPOSITS & OTHER CREDIT SUPPORT ($000'S)                                                        EXHIBIT 7
-------------------------------------------------

                                          Balance      % Investment
                                       --------------- -----------------

Cross Defaulted                         $ 1,032,348          91% of gross real estate investments
Cross Collateralized                        300,423          94% of mortgage loans
Bank Letters of Credit & Cash                34,539           3% of investment balance

CURRENT CAPITALIZATION ($000'S)           Balance         % Balance                    LEVERAGE & PERFORMANCE RATIOS
-------------------------------        --------------- -----------------          ----------------------------------------

Borrowings Under Bank Lines             $   122,800          11%                  Debt/Total Book Cap               39%
Long-Term Debt Obligations                  319,882          28%                  Debt/Equity                       63%
Shareholders' Equity                        704,712          61%                  Interest Coverage       3.5x 2nd Qtr.
                                       --------------- -----------------
   Total Book Capitalization            $ 1,147,394         100%                                          3.5x L12M
                                                                                  FFO Payout Ratio        86% 2nd Qtr.
                                                                                                          83% L12M

DEBT MATURITIES AND PRINCIPAL PAYMENTS ($000'S)

                                                                                                     EXHIBIT  8

       Year           Lines of Credit (1)         Senior Notes             Secured Debt             Total
------------------- ------------------------ ------------------------ ----------------------- -------------------
       2000              $         0             $           0             $          31        $         31
       2001                  200,000                    10,000                        67             210,067
       2002                        0                    20,000                        75              20,075
       2003                        0                    35,000                        84              35,084
       2004                        0                    40,000                    64,133             104,133
       2005                        0                         0                       492                 492
       2006                        0                         0                         0                   0
    Thereafter                     0                   150,000                         0             150,000
                    ------------------------  ----------------------- ----------------------- -------------------
      Total              $   200,000             $     255,000             $      64,882        $    519,882


NOTES: (1) LINES OF CREDIT REFLECT 100% CAPACITY

      INVESTMENT ACTIVITY ($000'S)

                                                                                                             EXHIBIT 9

                                                 Three Months Ended                           Six Months Ended
                                                   June 30, 2000                               June 30, 2000
                                          ---------------------------------           ---------------------------------
    FUNDING BY INVESTMENT TYPE
      Real Property                        $    11,703           48%                    $    11,886           28%
      Mortgage & Other Loans                         0            0%                              0            0%
      Construction Advances                      8,452           35%                         20,535           48%
      Direct Investments                         4,094           17%                          9,941           24%
                                          ----------------- ---------------           ---------------- ----------------
      Total                                $    24,248          100%                    $    42,362          100%

    REAL ESTATE INVESTMENTS
      Assisted Living Facilities           $    18,551           77%                    $    35,626           84%
      Nursing Homes                              5,697           23%                          6,736           16%
      Behavioral Care                                0            0%                              0            0%
      Specialty Care Facilities                      0            0%                              0            0%
                                          ----------------- ---------------           ---------------- ----------------
      Total                                $    24,248          100%                    $    42,362          100%





GEOGRAPHIC CONCENTRATION ($000'S)                                                            EXHIBIT 10
---------------------------------

CONCENTRATION BY REGION                              # Properties           Investment              % Investment
                                                ----------------------- ---------------------- -----------------------
  South                                                   126               $   580,420                   50%
  Northeast                                                31                   250,779                   22%
  West                                                     32                   195,740                   17%
  Midwest                                                  26                   128,460                   11%
                                                ----------------------- ---------------------- -----------------------
  Total                                                   215               $ 1,155,399                  100%

CONCENTRATION BY STATE                               # Properties           Investment              % Investment
                                                ----------------------- ---------------------- -----------------------
  Texas                                                    36               $   143,240                   13%
  Florida                                                  29                   142,839                   13%
  Massachusetts                                            14                   107,025                    9%
  North Carolina                                           16                    82,597                    7%
  New York                                                 10                    64,791                    6%
  Remaining States                                        110                   614,907                   52%
                                                ----------------------- ---------------------- -----------------------
  Total                                                   215               $ 1,155,399                  100%

REVENUE BY STATE                                     # Properties          Revenue (1)               % Revenue
                                                ----------------------- ---------------------- -----------------------
  Texas                                                    36               $    10,534                   15%
  Florida                                                  29                     7,001                   10%
  Massachusetts                                            14                     6,138                    9%
  North Carolina                                           16                     4,673                    7%
  California                                               10                     4,446                    6%
  Remaining States                                        110                    36,479                   53%
                                                ----------------------- ---------------------- -----------------------
  Total                                                   215               $    69,271                  100%

NOTES: (1) SIX MONTHS ENDED JUNE 30, 2000


FUNDS FROM OPERATIONS COMPUTATION ($000'S)                                                         EXHIBIT 11
------------------------------------------

                                                             Three Months Ended            Six Months Ended
                                                               June 30, 2000                 June 30, 2000
                                                       ------------------------------- --------------------------

Net Income Available to Common Shareholders                      $    14,588                   $    29,345
Add:      Depreciation Expense                                         5,311                        10,574
          Loss on Sale of Assets                                           0                             0
          Asset Impairment Charges                                         0                             0
Deduct:   Gain on Sale of Assets                                        (394)                         (517)
          Prepayment Fees                                                (57)                          (57)
                                                       ---------------------------- -- --------------------------

Funds From Operations (FFO)                                      $    19,448                   $    39,345

Average Common Shares Outstanding:
          Basic                                                       28,384                        28,350
          Diluted                                                     28,613                        28,579

FFO Per Common Share:
          Basic                                                  $      0.69                   $      1.39
          Diluted                                                $      0.68                   $      1.38


